Exhibit 99.1

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 838-6101	(310) 208-2550
James Westfall, EVP and CFO
(650) 838-6108

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP ANNOUNCES COMPLETION

OF TRUST PREFERRED SECURITIES OFFERING

PALO ALTO, CA, June 14, 2006 — Greater Bay Bancorp (Nasdaq:GBBK), a financial services holding company, announced the completion of a $75 million trust preferred securities private offering on June 14, 2006. The company issued the trust preferred securities through its trust subsidiary, GBB Capital VIII, to institutional buyers.

The trust preferred securities bear a fixed interest rate of 7.064% until June 14, 2011 and a variable rate per annum after that date equal to three-month LIBOR plus 1.63%. Interest is payable quarterly in arrears. GBB Capital VIII used the proceeds from the sale of the trust preferred securities to purchase junior subordinated deferrable interest notes of Greater Bay Bancorp, which mature on June 14, 2036. Greater Bay Bancorp intends to use the net proceeds for general corporate purposes. Under applicable regulatory guidelines, the company expects that the trust preferred securities will qualify as Tier I Capital.

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the Greater San Francisco Bay Area through Greater Bay Bank, N.A.’s community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank. Nationally, Greater Bay Bancorp provides specialized leasing and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2005, and particularly the discussion of risk factors within such documents

# # #